Exhibit 19

Insider Trading Policy

(as stated in the Employee Handbook)

The Need for a Policy Statement

The purpose or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Juniata Valley Financial Corp. (“the Company”) and its subsidiaries securities, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

This Policy is intended to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy Statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders).

The Consequences

The consequences of an insider trading violation can be severe:

Trader and Tippers. Company personnel (or their tippees) who trade on inside information are subject to the following penalties:

●	A civil penalty of up to three times the profit gained or loss avoided;
●	A criminal fine of up to $5,000,000 (no matter how small the profit); and a jail term of up to 20 years.

An employee who tips information to a person who then trades is subject to the same penalties as the tippee,

even if the employee did not trade and did not profit from the tippee’s trading.

Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

●	A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and

●	A criminal penalty of up to $25,000,000 dollars.

Company-Imposed Sanction. An employee’s failure to comply with the Company’s insider trading policy may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that

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information, or (b) pass that information on to others outside the company, including family and friends. In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Disclosure of Information to Others.

The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. You may not, therefore, disclose material nonpublic information to anyone outside the Company, including family members and friends. You also may not discuss the Company or its business in an internet “chat room” or similar internet-based forum.

Material Information.

Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

●	Projections of future earnings or losses, or other earnings guidance;
●	Earnings inconsistent with the consensus expectations of the investment community;
●	A pending or proposed merger, acquisition or tender offer;
●	A pending or proposed acquisition or disposition of a significant asset;
●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●	A change in management;
●	Development of a significant new product or process;
●	Impending bankruptcy or the existence of severe liquidity problems;
●	The gain or loss of a significant customer or supplier;
●	A loan default of other loss that could materially impact the Company’s or the Banks earnings;
●	A threat of litigation that, if successful, would materially impact the Company’s financial results.

Twenty-Twenty Hindsight.

Anyone scrutinizing transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, the insider should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public”.

If an insider is aware of material nonpublic information, that insider may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, the Company were to make an announcement on a Monday, an insider should not trade the Company’s securities until Thursday. If an announcement were made on a Friday, Wednesday generally would be the first eligible trading day.

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Transactions by Family Members.

The insider trading policy also applies to family members who reside with the insider, anyone else who lives in the insider’s household, and any family members who do not live in the insiders household but whose transactions in Company securities are directed by the insider or are subject to the insider’s influence or control (such as parents or children who consult with the insider before they trade in company securities). The insider is responsible for the transactions of these other persons and therefore should make them aware of the need to confer with the insider before they trade in the Company’s securities.

Transactions under Company Plans.

●	Stock Option Exercises. The Company’s insider trading policy does not apply to the exercise of any stock option using cash, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

●	401(K) Plan. Currently, our 401(K) plan does not permit the acquisition of Company stock.

●	Employee Stock Purchase Plan. The Company’s insider trading policy does not apply to purchases of Company stock in the employee stock purchase plan resulting from periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan. The policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan. The policy does apply to and to your sales of Company stock purchased pursuant to the plan.

●	Dividend Reinvestment Plan. The Company’s insider trading policy does not apply to purchases of Company stock under the Company’s dividend reinvestment plan resulting from reinvestment of dividends paid on Company securities. The policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions to the plan, and to election to participate in the plan or increase the level of participation in the plan. The policy also applies to the sale of any Company stock purchased pursuant to the plan.

Additional Prohibited Transactions.

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers, and other employees may not engage in any of the following transactions unless approved in advance by the Chief Financial Officer:

●	Short-term Trading. An employee’s short-term trading of the Company’s securities may be distracting to the employee and may unduly focus the employee on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company securities in the open market may not sell any company securities of the same class during the six months following the purchase. Section 16(b) of the Exchange Act already prohibits certain officers or directors from engaging in short-term trading in company securities. This prohibition applies only to purchases in the open market, and does not apply to stock option exercises or other employee benefit plan acquisitions.

●	Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to

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improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy Statement. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

●	Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange on in any other organized market, are prohibited by this Policy Statement. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions”)

●	Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter in to such an arrangement must first pre-clear the proposed transaction with the Board of Directors. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Board of Directors at least one month prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

●	Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a 1oan must submit a request for approval to the Chief Financial Officer at least one month prior to the proposed execution of documents evidencing the proposed pledge.

●	Post-Termination Transactions. The Policy Statement continues to apply to transactions in Company securities even after the insider has terminated employment. If the insider in possession of material nonpublic information when employment terminates, the insider may not trade in Company securities until that information has become public or is no longer material.

●	Company Assistance. Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from the Chief Financial Officer whose telephone number is 717-436-7203. Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual employee.

Revised: 11/17/2015

Approved: 11/18/2025

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